Exhibit 99.1

News Release	Corporate Communications 262 N. University Ave. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY19 First Quarter Operating Results

Vista Outdoor Generates Strong Free Cash Flow and Repays $33 Million of Debt

Vista Outdoor Raises FY19 Financial Guidance for Adjusted EPS and Free Cash Flow

Farmington, Utah, August 9, 2018 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the first quarter of its Fiscal Year 2019 (FY19), which ended on July 1, 2018.

"Vista Outdoor's first quarter results exceeded expectations despite continuing headwinds and market challenges," said Vista Outdoor Chief Executive Officer Chris Metz. "The company generated strong free cash flow, primarily driven by improved working capital management, which we used to pay down $33 million of long-term debt. Our focus on improved profitability is delivering results, we are driving operational excellence through cost savings initiatives and procurement strategies, and we continue to introduce innovative new products into the market.

"Our strategic transformation plan, which we announced in May 2018, is also tracking well. The transformation will allow the company to drive shareholder value by reducing leverage, improving financial flexibility and the efficiency of our capital structure, and providing additional resources to reinvest in our core product categories: ammunition, hunting and shooting accessories, hydration solutions, and outdoor cooking."

On July 9, 2018, Vista Outdoor announced it entered into a definitive agreement to sell its Bollé, Cébé and Serengeti brands. Gross proceeds from the divestiture are expected to be approximately $158 million before net working capital adjustments and transaction costs. The sale is expected to close in the second quarter of FY19, ending September 30, 2018.

"The company continues to explore strategic options for assets that fall outside of our core product categories," said Metz.

For the first quarter ended July 1, 2018:

•	Sales were $529 million, down 7 percent from the prior-year quarter.

•	Gross profit was $113 million, down 23 percent from the prior-year quarter.

•
Operating expenses were $153 million, compared to $107 million in the prior-year quarter. The difference was primarily due to a $45 million impairment in the current period, related to an expected loss on the sale of the company's held-for-sale assets. The loss is primarily attributable to cumulative foreign currency translation adjustments.

•	Fully diluted earnings per share (EPS) was $(0.91), compared to $0.29 in the prior-year quarter. Adjusted EPS was $0.00, compared to $0.24 in the prior-year quarter.

•
Cash flow provided by operating activities year to date was $74 million, compared to $41 million in the prior-year period. Year-to-date free cash flow generation was $70 million, compared to free cash flow of $25 million in the prior-year period.

•
Tax rate was 1.4 percent compared to 38.2 percent in the prior-year quarter, primarily caused by the non-deductible impairment loss in the current period and the income tax effects of The Tax Cuts and Jobs Act. The adjusted tax rate was 119.1 percent, compared to 38.4 percent in the prior-year quarter.

Please see the tables in this press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Updated Outlook for Fiscal Year 2019
"The company generated strong free cash flow in the first quarter, and delivered results that beat expectations," said Vista Outdoor Chief Financial Officer Mick Lopez. "We have updated our sales and EPS guidance to reflect the impact of the pending eyewear sale, and despite the ongoing shooting sports market softness and commodity headwinds, we have raised our EPS and free cash flow expectations given the success of our ongoing efforts to drive profitability and to generate cash."

Vista Outdoor updates FY19 financial guidance:

•	Sales in a range of $2.10 billion to $2.16 billion, compared to previous sales guidance in a range of $2.205 billion to $2.265 billion

•	Interest expense of approximately $55 million

•	Tax rate reported of approximately 1 percent and an adjusted tax rate of approximately 30 percent, compared to previous guidance of a reported and adjusted tax rate of approximately 30 percent

•
Earnings per share in a range of $(0.76) to $(0.56), and adjusted earnings per share in a range of $0.15 to $0.35, compared to previous guidance of earnings per share in a range of $0.04 to $0.24, and adjusted earnings per share in a range of $0.10 to $0.30

•	Capital expenditures of approximately $60 million

•	Free cash flow in a range of $70 million to $100 million, compared to previous free cash flow guidance in a range of $55 million to $85 million

The company also expects FY19 EBITDA margins in a range of approximately 7.5 percent to 8 percent. The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions.

Earnings Conference Call Webcast Information
Vista Outdoor will hold an investor conference call to discuss its first quarter FY19 financial results on August 9, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number is 719-457-0820, and the confirmation code is 1981000.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share
The adjusted gross profit, adjusted operating expenses, adjusted operating profit (adjusted EBIT), adjusted tax rate, adjusted net income, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating profit (EBIT), tax rate, and EPS excluding, where applicable, the impact of costs incurred for contingent consideration, pension curtailment, current and potential transactions, an expected loss on the Eyewear sale, and business transformation activities. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Quarter ended July 1, 2018:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$113,338	$152,943	$(39,605)	$(729)	1.4%	$(52,348)	$(0.91)
Contingent consideration	—	(843)	843	202		641	0.01
Transaction costs	—	(1,215)	1,215	292		923	0.02
Expected loss on Eyewear sale	—	(44,921)	44,921	—		44,921	0.78
Business transformation	5,207	(2,182)	7,389	1,773		5,616	0.10
As adjusted	$118,545	$103,782	$14,763	$1,538	119.1%	$(247)	$0.00

Quarter ended July 2, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$146,558	$107,217	$39,341	$10,296	38.2%	$16,652	$0.29
Pension curtailment	—	5,783	(5,783)	(2,154)		(3,629)	(0.06)
Contingent consideration	—	(843)	843	314		529	0.01
Transaction costs	—	(84)	84	31		53	—
As adjusted	$146,558	$112,073	$34,485	$8,487	38.4%	$13,605	$0.24

Outdoor Products
Quarter ended July 1, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$199,830	$70,950
Business transformation	(3,082)	3,082
As adjusted	$196,748	$74,032

Shooting Sports
Quarter ended July 1, 2018:
(in thousands)
	Cost of Sales	Gross Profit
As reported	$215,668	$42,388
Business transformation	(2,125)	2,125
As adjusted	$213,543	$44,513

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended July 1, 2018 and July 2, 2017. EPS amounts may not foot due to rounding.

For the first quarter ended July 1, 2018:

During the quarter ended July 1, 2018, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next two years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended July 1, 2018, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company feels these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 24 percent.

During the quarter ended July 1, 2018, Vista Outdoor recognized an impairment of $45 million related to an expected loss on the sale of the Eyewear business consisting of the Bollé, Cébé and Serengeti brands. The loss is attributable primarily to cumulative foreign currency translation adjustments for these entities that will be reclassified to earnings upon sale of the entities. Given the infrequent and unique nature of the Eyewear divestiture, the company believes these costs are not indicative of ongoing operations. There is no tax effect of this loss because it is not deductible for tax purposes.

During the quarter ended July 1, 2018, Vista Outdoor incurred business transformation costs related to consulting services associated with a strategic supply chain efficiency initiative. These consulting services costs are directly related to improving efficiencies of inventory procurement and are therefore classified as costs of goods sold. Of the $5.2 million of cost of goods sold, $3.1 million and $2.1 million relate to the Outdoor Products and Shooting Sports segments, respectively. During the quarter ended July 1, 2018, Vista Outdoor also incurred business transformation costs related to consulting services for the review of the company’s organizational structure and portfolio of brands. Given the infrequent and unique nature of these business transformation costs, the company believes these costs are not indicative of ongoing operations. The tax effect of these costs was calculated based on a blended statutory rate of approximately 24 percent.

For the first quarter ended July 2, 2017:

During the quarter ended July 2, 2017, Vista Outdoor announced changes to our qualified and non-qualified defined benefit pension plans that resulted in a one-time pension curtailment gain of $6 million. The curtailment was effective July 31, 2017, with employees receiving a pro-rated pay credit for 2017 and no future pay credits beginning in 2018. Given the nature of this item, we believe the gain is not indicative of the ongoing operations of the company. The tax effect of the pension curtailment was calculated based on a blended statutory rate of approximately 37 percent.

During the quarter ended July 2, 2017, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 37 percent.

During the quarter ended July 2, 2017, Vista Outdoor recorded a portion of the approximately $10 million of compensation for the Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental profitability growth milestones. Given this balance is related to the purchase price of the company and is not normal compensation of the employees and will not be a continuing cost, we do not believe these costs are indicative of operations of the company. The tax effect of the contingent consideration cost was calculated based on a blended statutory rate of approximately 37 percent.

Free Cash Flow
Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures, and excluding transaction costs paid to date and business transformation costs. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Three months ended July 1, 2018	Three months ended July 2, 2017	Projected year ending March 31, 2019
Cash provided by operating activities	$74,172	$41,290	$123,873–$153,873
Capital expenditures	(9,949)	(16,430)	~(60,000)
Transaction costs paid to date	511	53	511
Business transformation	5,616	—	5,616
Free cash flow	$70,350	$24,913	$70,000–$100,000

Adjusted Earnings Per Share - Guidance Reconciliation Table
The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for contingent consideration, current and possible transactions, an expected loss on the Eyewear sale, and business transformation activities, is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY19 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including contingent consideration, transaction costs, expected loss on Eyewear sale, and business transformation	$(0.76)	$(0.56)
Contingent consideration	0.01	0.01
Transaction costs	0.02	0.02
Expected loss on Eyewear sale	0.78	0.78
Business transformation	0.10	0.10
Adjusted EPS guidance	$0.15	$0.35

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the United States and Vista Outdoor’s other markets outside the United States, including conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; use of social media to disseminate negative commentary and boycotts; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; changes in the current tariff structures; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. You are cautioned not to place undue reliance on any forward-looking statements we make. Vista Outdoor undertakes no obligation to update any forward-looking statements except as otherwise required by law. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(preliminary and unaudited)

	Quarter ended
(Amounts in thousands except per share data)	July 1, 2018	July 2, 2017
Sales, net	$528,836	$568,749
Cost of sales	415,498	422,191
Gross profit	113,338	146,558
Operating expenses:
Research and development	6,968	7,791
Selling, general, and administrative	101,054	99,426
Impairment of held-for-sale assets	44,921	—
Income (loss) before interest and income taxes	(39,605)	39,341
Interest expense, net	(13,472)	(12,393)
Income (loss) before income taxes	(53,077)	26,948
Income tax provision (benefit)	(729)	10,296
Net income (loss)	$(52,348)	$16,652
Earnings (loss) per common share:
Basic	$(0.91)	$0.29
Diluted	$(0.91)	$0.29
Weighted-average number of common shares outstanding:
Basic	57,454	56,916
Diluted	57,454	56,957

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	July 1, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$63,360	$22,870
Net receivables	395,644	421,763
Net inventories	413,224	382,278
Income tax receivable	4,390	3,379
Assets held for sale	154,031	200,440
Other current assets	21,613	27,962
Total current assets	1,052,262	1,058,692
Net property, plant, and equipment	270,325	277,207
Goodwill	657,399	657,536
Net intangible assets	585,281	592,279
Deferred charges and other non-current assets	26,157	29,122
Total assets	$2,591,424	$2,614,836
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,000	$32,000
Accounts payable	164,016	114,549
Accrued compensation	26,857	36,346
Federal excise tax	22,572	22,701
Liabilities held for sale	48,087	42,177
Other current liabilities	110,316	97,447
Total current liabilities	403,848	345,220
Long-term debt	848,908	883,399
Deferred income tax liabilities	62,815	66,196
Accrued pension and postemployment benefits	37,375	38,196
Other long-term liabilities	64,541	64,335
Total liabilities	1,417,487	1,397,346

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 57,521,905 shares as of July 1, 2018 and 57,431,299 shares as of March 31, 2018	575	574
Additional paid-in capital	1,758,682	1,746,182
Accumulated deficit	(208,874)	(156,526)
Accumulated other comprehensive loss	(110,759)	(104,296)
Common stock in treasury, at cost — 6,442,534 shares held as of July 1, 2018 and 6,533,140 shares held as of March 31, 2018	(265,687)	(268,444)
Total stockholders' equity	1,173,937	1,217,490
Total liabilities and stockholders' equity	$2,591,424	$2,614,836

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Three months ended
(Amounts in thousands)	July 1, 2018	July 2, 2017
Operating Activities:
Net income (loss)	$(52,348)	$16,652
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	14,139	13,552
Amortization of intangible assets	6,842	9,110
Impairment of held-for-sale assets	44,921	—
Amortization of deferred financing costs	1,268	728
Deferred income taxes	(3,302)	2
(Gain) loss on disposal of property, plant, and equipment	(50)	77
Stock-based compensation	2,368	3,357
Changes in assets and liabilities:
Net receivables	26,935	(2,323)
Net inventories	(36,620)	17,550
Accounts payable	55,945	(20,953)
Accrued compensation	(9,555)	(178)
Accrued income taxes	(617)	8,423
Federal excise tax	(52)	(4,036)
Pension and other postretirement benefits	(184)	(4,841)
Other assets and liabilities	24,482	4,170
Cash provided by operating activities	74,172	41,290
Investing Activities:
Capital expenditures	(9,949)	(16,430)
Proceeds from the disposition of property, plant, and equipment	65	13
Cash used for investing activities	(9,884)	(16,417)
Financing Activities:
Borrowings on line of credit	40,000	145,000
Payments made on line of credit	(40,000)	(150,000)
Settlement from former parent	13,047	—
Payments made on long-term debt	(33,000)	(8,000)
Payments made for debt issuance costs	(2,759)	(1,805)
Shares withheld for payroll taxes	(830)	(2,381)
Proceeds from employee stock compensation plans	—	298
Cash used for financing activities	(23,542)	(16,888)
Effect of foreign exchange rate fluctuations on cash	(256)	490
Increase in cash and cash equivalents	40,490	8,475
Cash and cash equivalents at beginning of period	22,870	45,075
Cash and cash equivalents at end of period	$63,360	$53,550